Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are provided to aid you in your analysis of the financial aspects of the Business Combination, the consummation of the PIPE Financing and Convertible Loan Agreements which are collectively referred to as the “Transactions.”

The unaudited pro forma condensed combined financial statements are derived from the EBAC historical financial statements and the Oculis historical consolidated financial statements as adjusted to give effect to the Transactions. The unaudited pro forma condensed combined statement of financial position gives pro forma effect to the Transactions as if they had been consummated on September 30, 2022. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 give effect to the Transactions as if they had occurred on January 1, 2021 and are incorporated by reference in this Shell company Report on Form 20-F.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•

the historical unaudited condensed financial statements of EBAC as of September 30, 2022, for the three and nine months ended September 30, 2022, and for the period from January 8, 2021 (inception) through September 30, 2021 incorporated by reference in this Shell company Report on Form 20-F;

•

the historical audited financial statements of EBAC as of December 31, 2021 and for the period from January 8, 2021 (inception) through December 31, 2021 incorporated by reference in this Shell company Report on Form 20-F;

•

the historical unaudited condensed interim consolidated financial statements of Oculis as of September 30, 2022 and December 31, 2021, and for each of the three- and nine-month periods ended September 30, 2022 and 2021 incorporated by reference in this Shell company Report on Form 20-F;

•	the historical audited consolidated financial statements of Oculis as of and for the years ended December 31, incorporated by reference in this Shell company Report on Form 20-F; and

•

the sections entitled “EBAC Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Oculis Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and other financial information relating to EBAC and Oculis incorporated by reference in this Shell company Report on Form 20-F.

The unaudited pro forma condensed combined financial information has been prepared based on actual redemptions of 11,505,684 outstanding shares of EBAC Common Stock for aggregate redemption payments of CHF 115.2 million or $117.5 million out of the trust account on the Closing Date. The Sponsor forfeited 727,096 shares of EBAC Class B Common Stock upon signing the Business Combination Agreement and an additional 795,316 shares of EBAC Class B Common Stock as a result of the level of redemptions by EBAC public shareholders, out of a total of 3,643,792 shares of EBAC Class B Common Stock held by the Sponsor immediately before the Closing Date. 74,078 shares of EBAC Class B Common Stock were transferred to EBAC public shareholders by the Sponsor in connection with executing Non-Redemption Agreements. EBAC and Oculis waived the Minimum EBAC Cash Condition as defined in the Business Combination Agreement.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Parent. The actual level of redemptions by EBAC’s public shareholders is unknowable prior to the shareholder vote with respect to the Business Combination.

Description of the Transactions

Business Combination

On October 17, 2022, Oculis entered into a definitive merger agreement with EBAC (the “Business Combination Agreement”), a publicly traded special purpose acquisition company. Under the terms of the Business Combination Agreement, EBAC formed (i) Oculis Holding AG, a stock corporation incorporated and existing under the laws of Switzerland and that is a direct wholly owned subsidiary of EBAC (“New Parent”), (ii) a new Cayman Islands exempted company that is a direct wholly owned subsidiary of New Parent (“Merger Sub 1”), (iii) another new Cayman Islands exempted company that is a direct wholly owned subsidiary of New Parent (“Merger Sub 2”) and (iv) a new limited liability company incorporated and existing under the laws of Switzerland that is a direct wholly owned subsidiary of New Parent (“Merger Sub 3”). EBAC merged with and into Merger Sub 2, the separate corporate existence of EBAC ceased and Merger Sub 2 is the surviving company and remains a wholly owned subsidiary of New Parent. Oculis merged with and into Merger Sub 3, the separate corporate existence of Oculis ceased and Merger Sub 3 is the surviving company and remains a wholly owned subsidiary of New Parent (together, the “mergers”). On March 2, 2023, Oculis and EBAC consummated the business combination pursuant to the Business Combination Agreement.

As a result of the Business Combination and as of the Acquisition Closing Date on March 2, 2023:

•	each issued and outstanding share of EBAC Class A Common Stock (including those held by the PIPE Investors) and share of EBAC Class B Common Stock were converted into one New Parent Share,

•

each issued and outstanding EBAC Public Warrant and EBAC Private Placement Warrant ceased to be a warrant with respect to EBAC Common Stock and were assumed by New Parent as warrants with respect to New Parent Shares on substantially the same terms (the “New Parent Warrants”),

•

each issued and outstanding share of Oculis common stock and preferred stock were converted into New Parent Shares at the then effective exchange ratios determined in accordance with the Business Combination Agreement and giving effect to the accumulated preferred dividends,

•

New Parent assumed the Convertible Loan Agreements (as defined below) and the Lenders (as defined below) exercised their conversion rights in exchange for New Parent Shares at $10.00 per share, on the same terms as the PIPE Investors, and

•

all outstanding and unexercised options to purchase shares of Oculis common stock were assumed by New Parent and each option was replaced by an option to purchase New Parent Shares (the “Converted Options”), and in the case of vested Company Options, additional Earnout Options. The Converted Options continued to be subject to substantially the same terms and conditions except that the number of New Parent Shares issuable and related exercise prices were adjusted by the then effective exchange ratio with all other terms remaining unchanged.

Earnout Consideration

Certain Oculis equity holders received additional consideration in the form of an earn-out of, collectively, 4,000,000 newly issued New Parent Shares and options underlying such New Parent Shares (“Earnout Options”) that will be received pro rata in proportion to their equity interests in Oculis (the “Earnout Consideration”). Oculis equity holders eligible to receive the Earnout Consideration include the holders of Oculis common stock and preferred stock, other than the holders of the Series C 1(b) who have waived their right to the Earnout Consideration, and holders of vested options to purchase shares of Oculis common stock. The Earnout Consideration was issued to such Oculis equity holders upon the Acquisition Closing in the form of New Parent Shares or Earnout Options but is subject to forfeiture in the event of a failure to achieve the price targets during the Earnout Period (defined below). The Earnout Consideration in the form of New Parent Shares (Earnout Shares) consists of three tranches of New Parent Shares, as follows (in the case of each tranche, minus any Earnout Options granted to replace vested options to purchase shares of Oculis common stock, on the terms and subject to the conditions in the Business Combination Agreement): (i) 1,500,000, (ii) 1,500,000 and (iii) 1,000,000, earned based on the achievement of post-Acquisition Closing share price targets of New Parent of $15.00, $20.00 and $25.00, respectively, in each case, for any 20 trading days within any consecutive 30 trading day period commencing after the Acquisition Closing Date and ending on or prior to the fifth anniversary of the Acquisition Closing Date (the “Earnout Period”). A given share price target described above will also be deemed to be achieved if there is a Change of Control (as defined in the Business Combination Agreement) transaction of New Parent during the Earnout Period. The fair value of the Earnout Consideration as of March 2, 2023 is CHF 39.4 million or $41.9 million.

Additionally, holders of unvested options to purchase shares of Oculis common stock are entitled to consideration through receipt of unvested options to purchase New Parent Shares (“Unvested Earnout Options”) that are funded from the authorized stock option plan of New Parent and in addition to the 4,000,000 of Earnout Consideration under the same terms as the original unvested option to purchase shares of Oculis common stock and, additionally, subject to forfeiture in the event of a failure to achieve the same price targets during the Earnout Period as set for the Earnout Consideration (defined above). The fair value of the Unvested Earnout Options as of the Acquisition Closing Date is CHF 1.6 million or $1.7 million.

The forfeiture provision related to the price targets above is deemed to be a non-vesting condition because there is no other service or performance vesting condition related to the Earnout Consideration. The Earnout Consideration is to be accounted for as share based contingent consideration within the scope of IFRS 2, and is therefore equity classified because the Earnout Consideration ultimately settles in New Parent Shares. Any adjustment to the grant date fair value of the IFRS 2 share listing service expense will not be subsequently adjusted regardless of whether the price target is achieved or not. The portion of the Earnout Consideration granted to the holders of vested options to purchase shares of Oculis common stock, is in the form of options to purchase New Parent Shares in a manner that allows for the option holder to participate in the Earnout Consideration on a pro rata basis as if they were holders of New Parent Shares. The Earnout Options granted to employees were determined to be a transaction in their capacity as a holder of equity instruments of Oculis and therefore no additional compensation charge is recognized under IFRS 2.

PIPE Investment and Convertible Loan Agreements

In connection with the Business Combination Agreement, EBAC entered into Subscription Agreements with the PIPE Investors. Pursuant to the terms of the Subscription Agreements, the PIPE Investors purchased an aggregate of 7,118,891 shares of EBAC Class A Common Stock (that became New Parent Shares) at $10.00 per share for aggregate gross proceeds of CHF 69.8 million or $71.2 million (the “PIPE Financing”). In connection with the Business Combination Agreement and Subscription Agreements, Oculis entered into an interest free convertible loan agreement with the Lenders party thereto, pursuant to which the Lenders party thereto granted to Oculis the right to receive a convertible loan with certain conversion rights that are substantially identical in principal terms and conditions as those of the PIPE Financing. Subsequent to the execution of the Business Combination Agreement, on January 26, 2023 Oculis and an additional Lender entered into a convertible loan agreement in substantially the same form as the initial convertible loan agreement, pursuant to which, among other things, the Lender party thereto has granted Oculis a right to receive a convertible loan with certain conversion rights in an aggregate amount of $7,000,000. The aggregate amount raised under the Convertible Loan Agreements is $19,670,000. Upon the Acquisition Closing and assumption of the Convertible Loan Agreement by New Parent, the Lenders exercised their conversion rights in exchange for 1,967,000 New Parent Shares at $10.00 per share, resulting in aggregate cash proceeds to New Parent of CHF 19.3 million or $19.7 million, which represent the same economic conditions as the PIPE Financing. The cash payable to New Parent upon conversion of the loan is to be held in escrow for the benefit of the Lenders until the Acquisition Closing. Together, the PIPE Financing and Convertible Loan Agreements resulted in aggregate gross cash proceeds of CHF 89.1 million or $90.9 million to New Parent in exchange for 9,085,891 New Parent Shares.

Capitalization

The following summarizes the pro forma New Parent Shares issued and outstanding and the approximate ownership interests of New Parent immediately after the Transactions:

	Actual Redemptions for Cash
	Shares	%
New Parent Class A common stock owned by Sponsors (2)	2,047,302	6.3%
New Parent Class A common stock owned by public stockholders	1,323,178	4.0%
Issuance of New Parent Class A common stock in connection with closing of the PIPE Financing	7,118,891	21.7%
Issuance of New Parent Class A common stock in connection with closing of the Convertible Loan Agreement	1,967,000	6.0%
Issuance of New Parent Class A common stock to Oculis stockholders in connection with Business Combination	20,277,002	61.9%

Total (1)	32,733,373	100.0%

(1)

3,793,995 Earnout Shares, 370,103 Earnout options, 982,004 shares of vested Conversion Options, 782,681 shares of unvested Conversion Options, 4,251,595 EBAC Public Warrants and 151,699 EBAC Private Warrants were excluded from the table above. The Earnout Shares are contingently forfeitable if the price targets are not achieved during the Earnout Period.

(2)

1,522,412 Sponsor Shares were forfeited and 74,078 Sponsors shares were transferred to certain EBAC public stockholders in connection with executing Non-Redemption Agreements at the time of closing of the Business Combination.

As shown in the table below, New Parent issued 20,277,002 New Parent Shares in the Business Combination to Oculis Shareholders based on 3,406,771 shares of Oculis common stock, which reflects 100,000 shares of Oculis treasury stock that was cancelled pursuant to the Business Combination Agreement, and 12,712,863 shares of Oculis preferred stock outstanding immediately prior to the Acquisition Closing Date and the exchange ratios determined in accordance with the terms of the Business Combination Agreement.

New Parent Shares payable to existing Oculis equity holders, without considering the Earnout Consideration equals $208,000,000 or 20,800,000 New Parent Shares at $10.00 per share. The exchange ratio is obtained by allocating shares for settlement of preferred dividend on Oculis Series B and C shares and then allocating New Parent shares remaining after settlement of preferred dividends on pro-rata basis to existing Oculis equity holders. The Oculis Series B and C preferred stock convert based on an exchange ratio that includes the accrued dividend of 6% compounded annually. The accrued dividend is calculated through the Acquisition Closing Date and is converted into New Parent Shares at a price of $10.00 per share. A total of 1,962,875 New Parent Shares were issued in settlement of the accrued dividends. For purposes of the exchange ratio calculation, the outstanding vested options to purchase Oculis shares were treated as if they were exercised on a cashless basis.

	Oculis shares outstanding prior to the closing of the Transactions	Exchange Ratios	Shares of New Parent common stock issued to Oculis Shareholders upon closing of the Transactions
Common stock	3,406,771
Treasury stock cancelled	(100,000)

Common Stock after cancellation of Treasury Stock	3,306,771	1.1432	3,780,399
Preferred stock
Series A	1,623,793	1.1432	1,856,370
Series B1	2,486,188	1.4154	3,518,922
Series B2 T1	1,675,474	1.3900	2,328,872
Series B2 T2	426,378	1.3310	567,508
Series B2 T3	603,472	1.3142	793,082
Series C T1	5,337,777	1.2658	6,756,580
Series C T2	362,036	1.2205	441,854
Series C T3	197,745	1.1804	233,415

Total			20,277,002

Oculis SA /European Biotech Acquisition Corp.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2022

(in CHF thousands, except share and per share amounts)

	IFRS, Historical as converted and translated	IFRS, Historical	Actual Redemptions for Cash
	3(A)	3(B)
	EBAC	Oculis	Transaction Accounting Adjustments		Pro Forma Balance Sheet
Assets
Non-current:
Investments held in Trust Account	125,820	—	(125,820)	3(d)	—
Property, plant & equipment	—	383	—		383
Intangible assets	—	12,206	—		12,206
Right-of-use assets	—	796	—		796
Financial assets	—	52	—		52

Total non-current assets	125,820	13,437	(125,820)		13,437
Current assets
Prepaids and other receivables	—	680	—		680
Accrued income	—	1,434	—		1,434
Cash and cash equivalents	268	28,543	(4,377)	3(c)	106,991
	—	—	125,820	3(d)	—
	—	—	(1,596)	3(e)	—
	—	—	69,804	3(g)	—
	—	—	19,287	3(g)	—
	—	—	(115,200)	3(h)
	—	—	(7,289)	3(g)	—
	—	—	(4,382)	3(l)	—
	—	—	(918)	3(k)	—
	—	—	(2,969)	3(k)	—
Prepaid expenses	110	—	(110)	3(e)	—

Total current assets	378	30,657	78,070		109,105

Total assets	126,198	44,094	(47,750)		122,542

Liabilities and Equity (Deficit)
Non-current liabilities
Long-term lease liabilities	—	538	—		538
Long-term financial debt	—	124,652	(124,652)	3(i)	—
Deferred underwriting fee payable	4,377	—	(4,377)	3(c)	—
Derivative warrant liabilities	431	—	—		431
Deferred income tax liabilities	—	5	—		5
Class A ordinary shares subject to possible redemption	125,722	—	(10,522)	3(f)	—
	—	—	(115,200)	3(h)

Total non-current liabilities	130,530	125,195	(254,751)		974
Total current liabilities
Trade payables	—	537	—		537
Accrued expenses and other payables	1,329	7,137	(1,329)	3(e)	7,137
Deferred legal fees	267	—	(267)	3(e)	—
Short-term lease liabilities	—	158	—		158

Total current liabilities	1,596	7,832	(1,596)		7,832

Total liabilities	132,126	133,027	(256,347)		8,806
Equity attributable to equity holders of the parent
Share capital	—	341	(341)	3(i)	—
Share premium	—	10,541	69,733	3(g)	253,116
	—	—	19,267	3(g)	—
	—	—	(7,289)	3(g)	—
	—	—	114,270	3(i)	—
	—	—	37,023	3(j)	—
	—	—	10,510	3(f)	—
	—	—	15	3(a)	—
	—	—	(918)	3(k)	—
	—	—	(36)	3(b)	—
Reserve for share-based payment	—	2,626	—		2,626
Actuarial loss on post employment benefit obligations	—	(267)	—		(267)
Treasury shares	—	(100)	100	3(i)	—
Cumulative translation adjustments	—	(279)	—	3(i)	(279)
Accumulated losses	(5,928)	(101,795)	10,420	3(i)	(141,787)
	—	—	(37,023)	3(j)	—
	—	—	(110)	3(e)	—
	—	—	(4,382)	3(l)	—
	—	—	(2,969)	3(k)	—
Preference shares, $0.0001 par value; 1,000,000 shares authorized	—	—	—		—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized	—	—	—	3(b)	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized	—	—	—	3(b)	—
Share capital of New Parent	—	—	36	3(b)	327
	—	—	12	3(f)	—
	—	—	71	3(g)	—
	—	—	20	3(g)
	—	—	203	3(i)	—
	—	—	(15)	3(a)	—

Total equity (deficit)	(5,928)	(88,933)	208,597		113,736

Total liabilities and equity (deficit)	126,198	44,094	(47,750)		122,542

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR

THE NINE MONTHS ENDED SEPTEMBER 30, 2022

(in CHF thousands, except share and per share amounts)

	IFRS, Historical as converted and translated	IFRS, Historical	Actual Redemptions for Cash
	4(A) EBAC	4(B) Oculis	Transaction Accounting Adjustments		Pro Forma Statement of Operations
Grant income	—	698	—		698

Operating income	—	698	—		698

Research and development expenses	—	(15,335)	—		(15,335)
General and administrative expenses	(1,400)	(6,626)	—		(8,026)
General and administrative expenses- related party	(171)	—	171	4(a)	—

Operating expenses	(1,571)	(21,961)	171		(23,361)

Operating loss	(1,571)	(21,263)	171		(22,663)

Finance income	—	70	—		70
Finance expense	—	(5,119)	5,036	4(d)	(83)
Exchange differences	—	(3,134)	4,138	4(f)	1,004
Change in fair value of derivative warrant liabilities	2,095	—	—		2,095
Income from investments held in trust	724	—	(724)	4(b)	—

Finance result, net	2,819	(8,183)	8,450		3,086

Net income/ (loss) before tax	1,248	(29,446)	8,621		(19,577)

Income tax expense	—	(69)	—		(69)

Net income/ (loss)	1,248	(29,515)	8,621		(19,646)

Basic and diluted, loss for the period attributable to equity holders	—	(9.96)	—		—
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	12,754,784	—	—		—
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	0.08	—	—		—
Basic weighted average shares outstanding of non-redeemable Class A ordinary shares and Class B ordinary shares	3,643,792	—	—		—
Basic and diluted net income per share, Class A ordinary shares and Class B ordinary shares	0.08	—	—		—
Diluted weighted average shares outstanding of non-redeemable Class A ordinary shares and Class B ordinary shares	3,643,792	—	—		—
Dilutes net income per share, non-reedemable Class A ordinary shares and Class B ordinary shares	0.08	—	—		—
Basic and diluted net loss per share, Class A common stock	—	—	—		(0.60)
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	—	—	—		32,733,373	4(g)

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE

YEAR ENDED DECEMBER 31, 2021

(in CHF thousands, except share and per share amounts)

	IFRS, Historical as converted and translated	IFRS, Historical	Actual Redemptions for Cash
	4(C)	4(D)
	EBAC (for the period from January 8, 2021 (inception) through December 31, 2021)	Oculis	Transaction Accounting Adjustments			Pro Forma Statement of Operations
Grant income	—	960	—			960

Operating income	—	960	—			960

Research and development expenses	—	(9,568)	—			(9,568)
General and administrative expenses	(834)	(4,624)	(37,023)	4	(c)	(45,450)
	—	—	(2,969)	4	(e)	—
General and administrative expenses- related party	(172)	—	172	4	(a)	—

Operating expenses	(1,006)	(14,192)	(39,820)			(55,018)

Operating loss	(1,006)	(13,232)	(39,820)			(54,058)

Finance income	—	21	—			21
Finance expense	—	(5,120)	4,996	4	(d)	(124)
Exchange differences	—	(193)	(734)	4	(f)	(927)
Change in fair value of derivative warrant liabilities	2,637	—	—			2,637
Income from investments held in trust	7	—	(7)	4	(b)	—
Offering costs associated with derivative warrant liabilities	(288)	—	—			(288)

Finance result, net	2,356	(5,292)	4,255			1,319

Net income/ (loss) before tax	1,350	(18,524)	(35,565)			(52,739)

Income tax expense	—	(27)	—			(27)

Net income/ (loss)	1,350	(18,552)	(35,565)			(52,766)

Basic and diluted, loss for the period attributable to equity holders	—	(6.68)	—			—
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	10,199,476	—	—			—
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	0.10	—	—			—
Basic weighted average shares outstanding of non-redeemable Class A ordinary shares and Class B ordinary shares	3,409,725	—	—			—
Basic and diluted net income per share, Class A ordinary shares and Class B ordinary shares	0.10	—	—			—
Diluted weighted average shares outstanding of non-redeemable Class A ordinary shares and Class B ordinary shares	3,465,069	—	—			—
Dilutes net income per share, non-reedemable Class A ordinary shares and Class B ordinary shares	0.10	—	—			—
Basic and diluted net loss per share, Class A common stock	—	—	—			(1.61)
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	—	—	—			32,733,373	4	(g)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of New Parent reflecting the Transactions.

The unaudited pro forma condensed combined financial statements are derived from the EBAC historical financial statements, and the Oculis historical consolidated financial statements as adjusted to give effect to the Transactions. The unaudited pro forma condensed combined statement of financial position gives pro forma effect to the Transactions as if they had been consummated on September 30, 2022. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 give effect to the Transactions as if they had occurred on January 1, 2021.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the Transactions are based on information currently available and certain assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may materially differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. EBAC and Oculis have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The historical consolidated financial statements of Oculis have been prepared in accordance with IFRS and in its presentation currency of CHF. The historical financial statements of EBAC have been prepared in accordance with U.S. GAAP in its presentation currency U.S. dollars. The historical financial information of EBAC has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the combined pro forma financial information, which included the only adjustment to reclassify the carrying value of EBAC’s Class A Common Stock subject to possible redemption classified as mezzanine equity under U.S. GAAP to non-current liabilities under IFRS. IFRS differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies.

The historical financial information of EBAC has been translated into CHF for the purposes of presentation in the unaudited pro forma condensed combined financial statements (“As Converted”) using the following exchange rates:

•	at the period end exchange rate as of September 30, 2022 of $1.00 to CHF 0.98054 for the unaudited pro forma condensed combined statement of financial position;

•

the average exchange rate for the period from January 1, 2022 through September 30, 2022 of $1.00 to CHF 0.95162 for the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022; and;

•

the average exchange rate for the period from January 8, 2021 through December 31, 2021 of $1.00 to CHF 0.91416 for the unaudited pro forma condensed combined statement of operations for the period from January 8, 2021 through December 31, 2021.

2.	Accounting for the Business Combination

Notwithstanding the legal form, the Business Combination will be accounted for as a capital reorganization. Under this method of accounting, EBAC will be treated as the acquired company for financial reporting purposes, whereas Oculis will be treated as the accounting acquiror. In accordance with this accounting method, the Business Combination will be treated as the equivalent of Oculis issuing stock for the net assets of EBAC, accompanied by a recapitalization. The net assets of Oculis will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of Oculis. Oculis has been determined to be the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

•	Persons affiliated with Oculis control a majority of the New Parent Board;

•	Oculis Shareholders have the largest voting interest;

•	Oculis is the largest entity based on the entity’s operations and number of employees;

•	Oculis’ operations prior to the Business Combination comprise the ongoing operations of New Parent; and

•	Oculis’ existing executive officers and senior management team comprise the executive officers and senior management team of New Parent.

The Business Combination, which is not within the scope of IFRS 3 since EBAC does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2. Any excess of fair value of New Parent Shares issued over the fair value of EBAC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position

The pro forma notes and adjustments are as follows:

Pro forma notes:

(A)

Derived from the unaudited condensed statement of financial position as of September 30, 2022 (after applying an adjustment to convert to IFRS and translate into CHF as noted above). The US GAAP to IFRS adjustment was to reclassify the carrying value of EBAC’s Class A Common Stock subject to possible redemption to non-current liabilities under IFRS.

(B)	Derived from the unaudited consolidated statement of financial position of Oculis as of September 30, 2022.

Pro forma Transaction Accounting Adjustments:

a)

To reflect the forfeiture of 727,096 Sponsor shares upon signing the Business Combination Agreement and an additional forfeiture of 795,316 Sponsor as a result of the level of redemptions by EBAC public shareholders.

b)

To reflect the exchange of EBAC Class A and B Common Stock and warrants for New Parent Shares and New Parent Warrants. New Parent Shares were recorded at par value of CHF 0.01 as increase to common stock of CHF 36 thousand and a decrease to share premium in amount of CHF 36 thousand.

c)

To reflect the payment of EBAC’s deferred underwriting fee payable as of September 30, 2022 of CHF 4.4 million incurred in connection with the EBAC initial public offering, which is payable upon completion of the Transactions. The assumed payment of CHF 4.4 million has been recorded as a reduction of deferred underwriting fee payable.

d)

To reflect the release of investments from the trust account to cash and cash equivalents, before reflecting the actual redemptions by EBAC public shareholders to exchange their EBAC Class A Common Stock redeemed for their pro rata share of the Trust Account (see (h) below).

e)

To reflect the payment of EBAC’s accrued expenses and other payables of CHF 1.3 million, deferred legal fees of CHF 0.3 million and a reclassification of deferred transaction cost of CHF 0.1 million that are deemed to be direct and incremental costs of the Business Combination from prepaid expenses to accumulated losses.

f)

To reflect the reclassification of 1,249,100 shares of EBAC Class A Common Stock that were not redeemed to New Parent Class A Common Stock of CHF 12 thousand and additional paid-in capital of CHF 10.5 million.

g)

To reflect the issuance of 7,118,891 New Parent Shares related to the PIPE Financing and 1,967,000 New Parent Shares related to the Convertible Loan Agreement at a price of CHF 9.81 or $10.00 per share, for total gross proceeds of CHF 89.1 million or $90.9 million, and to record the fees associated with deferred underwriter compensation and the consummation of the PIPE Financing in the amount of CHF 7.3 million or $7.4 million. The issuance is recorded as an increase of CHF 89.1 million to cash and cash equivalents, an increase to share capital of New Parent of CHF 91.0 thousand and an increase to share premium in amount of CHF 89.0 million. The deferred underwriter compensation and PIPE fees are recorded as a decrease to cash and cash equivalents and a decrease to share premium.

h)

To reflect the actual redemption of 11,505,684 shares of EBAC Class A Common Stock resulting in a reduction of CHF 115.2 million or $117.5 million in cash and cash equivalents prior to the consummation of the Transactions at a redemption price of approximately CHF 10.01 or $10.21 per share.

i)

To reflect the recapitalization of Oculis through the exchange of all outstanding common and preferred stock of Oculis for the issuance of 20,277,002 New Parent Shares and the elimination of the accumulated losses of EBAC, the accounting acquiree. As a result of the recapitalization, Oculis Common Stock of CHF 0.3 million, EBAC accumulated deficit of CHF 10.4 million and Oculis’ treasury stock of CHF 0.1 million were derecognized. The New Parent Shares issued in exchange for the common and preferred stock of Oculis was recorded as increase to common stock of CHF 203 thousand and increase to share premium of CHF 114.3 million.

j)

To record the cost of Oculis share listing service. As described in Note 2 above, Oculis was determined to be the accounting acquirer and EBAC is not considered to be a business under IFRS 3. Therefore, Business Combination will be accounted for as the equivalent of Oculis issuing shares at the closing of the Business Combination for the net assets of EBAC as of the Acquisition Closing Date, accompanied by a recapitalization. This deemed issuance of shares by Oculis, in effect, was an equity-settled share-based payment transaction in accordance with IFRS 2 Share-based Payment (“IFRS 2”) whereby Oculis received the net assets of the EBAC together with the listing status of EBAC.

The fair value of Oculis shares deemed to be issued in excess of the fair value of identifiable net assets of EBAC represents a service received by Oculis for the listing of New Parent Shares in accordance with IFRS 2. As shown in the table below, the cost of the services, which is a non-cash expense, is estimated to be CHF 37.0 million. The Company has determined that the fair value of the Earnout Shares should be accounted for as a component of the deemed cost of the listing services upon consummation of the Business Combination. However, the Company also determined that no separate adjustment is necessary as the fair value of the Earnout Shares is inherently reflected within the quoted price of EBAC’s shares used in valuing the consideration given to New Parent shareholders in deriving the deemed cost of listing services. The fair value of shares issued was based on the closing market price of CHF 10.51 or $11.19 per share as of March 2, 2023.

		Actual redemptions for cash
	Per Share Value, in CHF* (as of March 2, 2023)	Shares	Fair Value (in CHF thousands)
EBAC public stockholders	10.51	12,754,784	134,063
EBAC Sponsor Class B	10.51	3,188,696	33,516
EBAC Sponsor Class A	10.51	455,096	4,783
EBAC Private Warrants	0.48	151,699	73
EBAC Public Warrants	0.48	4,251,595	2,057
Redemptions of EBAC Class A ordinary shares	10.51	(11,505,684)	(120,934)
Sponsors shares forfeiture	10.51	(1,522,412)	(16,002)

Total consideration transferred		7,773,773	37,556

Less net assets of EBAC			(533)

Excess of net assets			37,023

As of September 30, 2022
Total assets			126,198
Actual redemption for cash			(115,200)
Current liabilities			(1,596)
Deferred underwriting fee payable			(4,377)
Direct and incremental transaction costs			(4,382)
Prepaid assets expensed to accumulated losses in connection with Business Combination			(110)
Net assets of EBAC**			533

*

The estimated fair value at closing for EBAC Common Stock and EBAC Public Warrants were CHF 10.51 or $11.19 and CHF 0.48 or $0.52 per security, respectively. Although both public and private warrants are linked to shares of EBAC Common Stock, the warrants will remain outstanding while the EBAC Common Stock will be redeemed. The values in the table above are preliminary and will change based on fluctuations in the share price of the EBAC Common Stock and EBAC Public Warrants through the Acquisition Closing Date. A one percent change in the market price per ordinary share of EBAC Common Stock and per EBAC Public Warrant would result in a change to the excess of net assets of CHF 0.4 million, and a corresponding change in the cost of the services.

**

Calculated based on exchange rate as of September 30, 2022 of $1.00 to CHF 0.98054. On the basis of the foreign exchange rate of $1.00 to CHF 0.9393 as of March 2, 2023, the net assets of EBAC as of September 30, 2022 translated into CHF is approximately CHF 0.3 million.

k)

To reflect preliminary estimated transaction costs expected to be incurred by Oculis of approximately CHF 5.0 million for advisory, legal, research and accounting fees incurred as part of the Business Combination. As of September 30, 2022, CHF 1.1 million have been recorded as expenses and accrued in accrued expenses and other payables. The remaining transaction costs to be incurred of CHF 3.9 million have been accrued as September 30, 2022, of which CHF 0.9 million represent equity issuance costs capitalized and recognized net of proceeds and CHF 3.0 million included as an expense through accumulated loss (Note 4e).

l)

To reflect preliminary estimated incremental transaction costs expected to be incurred by EBAC of approximately CHF 4.4 million for advisory, legal, research, accounting expenses incurred as part of the Business Combination. These incremental transaction costs are assumed to be cash settled and are recognized as an expense through accumulated losses as of September 30, 2022.

4.	Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma notes and adjustments are as follows:

Pro forma notes:

(A)	Derived from the unaudited condensed statement of operations of EBAC for the nine months ended September 30, 2022 (after translating from $ into CHF).

(B)	Derived from the unaudited consolidated statement of loss of Oculis for the nine months ended September 30, 2022.

(C)	Derived from the audited consolidated statement of operations of EBAC for the period from January 8, 2021 (inception) through December 31, 2021 (after translating from $ into CHF).

(D)	Derived from the audited consolidated statement of loss of Oculis for the year ended December 31, 2021.

Pro forma Transaction Accounting Adjustments:

a)

To reflect an adjustment to eliminate general and administrative expenses - related party which represent reimbursement to the Sponsor for the office space, administrative and support services provided to EBAC. The service agreement between the Sponsor and EBAC terminated in October 2022.

b)	To reflect an adjustment to eliminate interest and dividend income earned on investments held in the trust account.

c)	To reflect an adjustment to record the IFRS 2 Oculis share listing service cost described in Note 3j of CHF 37.0 million for the year ended December 31, 2021.

d)	To reflect an adjustment to eliminate finance expense on accrued dividends for Series B and C preferred shares assuming that preferred shares exchanged for the New Parent Shares.

e)	To reflect the estimated Oculis transaction costs of CHF 3.0 million expensed as part of the Business Combination (Note 3k). These costs are a nonrecurring item.

f)	To reflect pro forma adjustment to derecognize the currency exchange gain and loss from revaluation of the Series C long-term liability assuming preferred shares exchanged for the New Parent Shares.

g)

The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of New Parent Shares outstanding as if the Transactions occurred on January 1, 2021. The calculation of weighted-average shares outstanding for pro forma basic and diluted net loss per share assumes that the shares issuable in connection with the Transactions have been outstanding for the entirety of the statements of operations periods presented.

Pro forma weighted-average common shares outstanding - basic and diluted is calculated as:

	Actual Redemptions for Cash
	Shares	%
Weighted-average shares calculation - basic and diluted
New Parent Class A common stock owned by Sponsors	2,047,302	6.3%
New Parent Class A common stock owned by public stockholders	1,323,178	4.0%
Issuance of New Parent Class A common stock in connection with closing of the PIPE Financing	7,118,891	21.7%
Issuance of New Parent Class A common stock in connection with closing of the Convertible Loan Agreement	1,967,000	6.0%
Issuance of New Parent Class A common stock to Oculis stockholders in connection with Business Combination	20,277,002	61.9%

Pro forma weighted-average shares outstanding - basic and diluted	32,733,373	100.0%

Pro forma net loss for the nine months ended September 30, 2022 (in CHF thousands)	(19,646)
Pro forma basic and diluted net loss per share for the nine months ended September 30, 2022, Class A common stock (1)	(0.60)
Pro forma net loss for the year ended December 31, 2021 (in CHF thousands)	(52,766)
Pro forma basic and diluted net loss per share for the year ended December 31, 2021, Class A common stock (1)	(1.61)

(1)

3,793,995 Earnout Shares are excluded from the table above because the shares are contingently forfeitable if the price targets are not achieved during the Earnout Period. 370,103 Earnout options, 982,004 shares of vested Conversion Options, 782,681 shares of unvested Conversion Options, 4,251,595 EBAC Public Warrants and 151,699 EBAC Private Warrants were excluded as they are anti-dulutive.